ARTICLES OF INCORPORATION

OF

BNY MELLON ABSOLUTE INSIGHT FUNDS, INC.

FIRST:  The undersigned, David Stephens, whose post office address is c/o Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038-4982, being at least eighteen years of age, hereby forms the corporation named in these Articles of Incorporation under the general laws of the State of Maryland.

SECOND:  The name of the corporation (hereinafter called the "Corporation") is BNY Mellon Absolute Insight Funds, Inc.

THIRD:  The Corporation is formed for the purpose of conducting, operating and carrying on the business of an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

The Corporation may engage in any other business permitted to be engaged in or carried on by a corporation incorporated or organized under the Maryland General Corporation Law, and shall have all of the powers conferred upon or permitted to corporations by the Maryland General Corporation Law.

FOURTH:  The post office address of the principal office of the Corporation within the State of Maryland is 351 West Camden Street, Baltimore, Maryland 21201 in care of The Corporation Trust Incorporated; and the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.

FIFTH:  (1)  The total number of shares of stock which the Corporation shall have authority to issue is five billion (5,000,000,000), all of which shall be Common Stock having a par value of one-tenth of one cent ($.001) per share and an aggregate par value of five million dollars ($5,000,000).

(2)          The Board of Directors of the Corporation, with the approval of a majority of the entire Board, and without action by the stockholders, may amend these Articles of Incorporation (the "Charter") to increase or decrease, from time to time, the aggregate number of shares of stock of the Corporation or the number of shares of any class that the Corporation has authority to issue.

(3)          The Board of Directors of the Corporation is authorized to fix the price and the minimum price or the consideration and minimum consideration for, and to authorize the issuance of, the shares of stock of the Corporation and securities convertible into shares of stock of the Corporation.

(4)          The Board of Directors of the Corporation is authorized to classify, reclassify and designate as to series or class any unissued shares of stock of the Corporation, whether now or hereafter authorized, by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the stock and otherwise in any manner, and to the extent now or hereafter permitted by the Maryland General Corporation Law.

(5)          The Corporation may issue shares of Common Stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of Common Stock having proportionately to the respective fractions represented thereby all the rights of whole shares, including without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon the liquidation of the Corporation, but excluding any right to receive a stock certificate representing fractional shares.

(6)          The Corporation may exchange, convert, purchase or otherwise acquire, hold, dispose of, resell, transfer, reissue or cancel shares of any class from time to time (all without the vote or consent of the stockholders to the extent permitted by law).

(7)             Subject to the power of the Board of Directors of the Corporation to classify and reclassify unissued shares, the shares of each class of stock of the Corporation shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, and as otherwise set forth in the Charter:

(a)           Assets attributable to each class of the Corporation's stock shall be invested in the same investment portfolio.

(b)           The assets and liabilities and the income and expenses of each class of the Corporation's stock may be determined separately and, accordingly, the net asset values, the dividends and distributions payable to holders, and the amounts distributable in the event of dissolution or liquidation of the Corporation or the liquidation of the assets attributable to any class of the Corporation's stock to holders of shares of the Corporation's stock may vary from class to class.  Except for these differences and certain other differences set forth hereafter or elsewhere in the Charter, each class of the Corporation's stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of and rights to require redemption.

(c)           The allocation of the assets and liabilities, investment income and losses, capital gains and losses, and expenses of the Corporation among the classes of the Corporation's stock shall be determined by the Board of Directors of the Corporation in a manner that is consistent with Rule 18f-3 under the 1940 Act, as such rule may be amended or superceded from time to time.  The determination of the Board of Directors shall be conclusive as to the allocation of investment income and losses, capital gains and losses, expenses and liabilities (including accrued expenses and reserves) and assets to a particular class or classes.

(d)           Shares of each class of stock shall be entitled to such dividends or distributions of investment income and capital gains, in stock or in cash or both, as may be declared from time to time by the Board of Directors of the Corporation with respect to such class.  Dividends or distributions shall be paid on shares of a class of stock only out of the assets attributable to that class or as otherwise permitted by the Charter.  Specifically, and without limiting the generality of the foregoing, the dividends and distributions of investment income and capital gains with respect to any class of shares may vary from the dividends and distributions of investment income and capital gains with respect to any other class of shares to reflect differing allocations of expenses of the Corporation among the holders of the various classes of shares and any resultant differences among the net asset values of each class of shares, to such extent and for such purposes as the Board of Directors may deem appropriate.

(e)           The issuance of shares of each class of the Corporation's stock (including fractional shares) shall be subject to such sales charges or other charges payable on such issuance as may be provided under the terms of issuance of such class of shares.  The proceeds of the redemption of shares of a class of the Corporation's stock (including fractional shares) shall be reduced by the amount of any contingent deferred sales charges, liquidation charges, or other charges payable on such redemption as may be provided under the terms of issuance of such class of shares.

(f)           Subject to any applicable requirements of the 1940 Act, or rules or orders of the Securities and Exchange Commission or any successor thereto, all holders of shares of stock shall vote as a single class except with respect to any matter which only affects one or more classes of stock, in which case only the holders of shares of the class or classes affected shall be entitled to vote.  Specifically, and not by way of limitation of the foregoing, the holders of a particular class of the Corporation's stock shall have (i) exclusive voting rights with respect to provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the 1940 Act (a "Plan") applicable to such class of stock, and (ii) no voting rights with respect to provisions of any Plan applicable to any other class of the Corporation's stock.

(g)           In the event of the liquidation or dissolution of the Corporation or the liquidation of the assets attributable to any class of stock, the holders of a class of the Corporation's stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, the assets attributable to that class less the liabilities allocated to that class.  The assets so distributable to the stockholders of a class shall be distributed among such stockholders in proportion to the number of shares of that class held by them and recorded on the books to the Corporation.  In the event that there are any assets available for distribution that are not attributable to any particular class of stock, such assets shall be allocated among the classes in proportion to the net asset values of the respective classes.

(h)           At such times (which may vary between and among the holders of particular classes of stock) as may be determined by the Board of Directors of the Corporation (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the 1940 Act and applicable rules and regulations of the Financial Industry Regulatory Authority and from time to time reflected in the registration statement of the Corporation (the "Registration Statement"), shares or certain shares of a particular class of stock may be automatically or otherwise converted into shares of another class of stock based on the relative net asset values of such classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the Registration Statement.  The terms and conditions of such conversion may vary within and among the classes to the extent determined by the Board of Directors (or with the authorization of the Board of Directors) by the officers of the Corporation and set forth in the Registration Statement.

(7)             Notwithstanding any provisions of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes of all classes or any class of the Corporation's stock entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of a majority of the aggregate number of votes entitled to be cast thereon.

(8)             The presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be at the meeting shall constitute a quorum at any meeting of the stockholders of the Corporation, except with respect to any matter which, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be cast separately on the matter shall constitute a quorum with respect to those classes of stock.

(9)             No holder of any shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class which the Corporation proposes to issue, or any rights or options which the Corporation proposes to issue or to grant for the purchase of shares of any class or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, and may be reissued or transferred if the same have been reacquired, and any and all of such rights and options may be granted by the Board of Directors of the Corporation to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

SIXTH:  (1)  The number of directors of the Corporation, until such number shall be increased or decreased pursuant to the By-Laws of the Corporation, is one.  The number of directors shall never be less than the minimum number prescribed by the Maryland General Corporation Law.

(2)           The name of the person who shall act as director of the Corporation until such director's successor or successors are duly chosen and qualify is as follows:

     Jeff Prusnofsky

(3)            In addition to its other powers explicitly or implicitly granted under these Articles of Incorporation, the By-Laws of the Corporation, by law or otherwise, the Board of Directors of the Corporation:

(a)           is expressly and exclusively authorized to make, alter, amend or repeal the By-Laws of the Corporation;

(b)           may from time to time determine whether, to what extent, at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation except as conferred by statute or as authorized by the Board of Directors of the Corporation;

(c)           is empowered to authorize, without stockholder approval, the issuance and sale from time to time of shares of stock of the Corporation of any class, and securities convertible into stock of the Corporation of any class, whether now or hereafter authorized for such consideration as the Board of Directors may deem advisable;

(d)           may name or designate any class or series of stock and change the name or designation of any class or series of stock pursuant to the provisions of the Maryland General Corporation Law.

(e)           is authorized to adopt procedures for determination of the net asset value of shares of any class of the Corporation's stock; and

(f)           is authorized to declare dividends out of funds legally available therefor on shares of each class of stock of the Corporation payable in such amounts and at such times as it determines, including declaration by means of a formula or similar method and including dividends declared or payable more frequently than at meetings of the Board of Directors.

(4)            Any determination made in good faith by or pursuant to the direction of the Board of Directors of the Corporation, as to the amount of the assets, debts, obligations, or liabilities of the Corporation or belonging to, or attributable to any class of shares of the Corporation, the amount of any reserves or charges set up and the propriety thereof, the time of or purpose for creating such reserves or charges, the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged or shall be then or thereafter required to be paid or discharged), the value of or the method of valuing any investment owned or held by the Corporation, the market value or fair value of any investment or fair value of any other asset of the Corporation, the allocation of any asset of the Corporation to a particular class or classes of the Corporation's stock, the charging of any liability of the Corporation to a particular class or classes of the Corporation's stock, the amount of net investment income, the number of shares of the Corporation's stock outstanding, the estimated expense in connection with purchases or redemptions of the Corporation's stock, the ability to liquidate investments in an orderly fashion, the extent to which it is practicable to deliver a cross-section of the portfolio of the Corporation in payment for any such shares, or any other matters relating to the issue, sale, purchase, redemption and/or other acquisition or disposition of investments or shares of the Corporation, or the determination of the net asset value of shares of the Corporation shall be final and conclusive, and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.

SEVENTH:  (1)  To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages.  This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

(2)           The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors and advancement of expenses to directors is permitted by the Maryland General Corporation Law.  The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.  The Board of Directors of the Corporation may, through a By-Law, resolution or agreement, make further provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

(3)           No provision of this Article SEVENTH shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

(4)           References to the Maryland General Corporation Law in this Article SEVENTH are to the law as from time to time amended.  No amendment to the Charter shall affect any right of any person under this Article SEVENTH based on any event, omission or proceeding prior to such amendment.

EIGHTH:  (1)  Any holder of shares of stock of the Corporation may require the Corporation to redeem and the Corporation shall be obligated to redeem at the option of such holder all or any part of the shares of the Corporation owned by said holder, at the redemption price, pursuant to the method, upon the terms and subject to the conditions hereinafter set forth:

(a)   The redemption price per share shall be the net asset value per share determined at such time or times as the Board of Directors of the Corporation shall designate in accordance with any provision of the 1940 Act, any rule or regulation thereunder or exemption or exception therefrom, or any rule or regulation made or adopted by any securities association registered under the Securities Exchange Act of 1934, as amended.

(b)   Net asset value per share of a class shall be determined by dividing:

(i)           The total value of the assets belonging to such class or, in the case of a class invested in a common investment portfolio with other classes, such class's proportionate share of the total value of the assets belonging to the common investment portfolio, such value determined as provided in Subsection (c) below less, to the extent determined by or pursuant to the direction of the Board of Directors, all debts, obligations and liabilities of such class (which debts, obligations and liabilities shall include, without limitation of the generality of the foregoing, any and all debts, obligations, liabilities, or claims, of any and every kind and nature, fixed, accrued and otherwise, including the estimated accrued expenses of management and supervision, administration and distribution and any reserves or charges for any or all of the foregoing, whether for taxes, expenses or otherwise) but excluding such class's liability upon its shares and its surplus, by

(ii)           The total number of shares of such class outstanding.  The Board of Directors of the Corporation is empowered, in its absolute discretion, to establish other methods for determining such net asset value whenever such other methods are deemed by it to be necessary in order to enable the Corporation to comply with, or are deemed by it to be desirable provided they are not inconsistent with, any provision of the 1940 Act, or any rule or regulation thereunder.

(c)         In determining for the purposes of these Articles of Incorporation the total value of the assets of the Corporation at any time, investments and any other assets of the Corporation shall be valued in such manner as may be determined from time to time by the Board of Directors of the Corporation.

(d)         Payment of the redemption price by the Corporation may be made either in cash or in securities or other assets at the time owned by the Corporation or partly in cash and partly in securities or other assets at the time owned by the Corporation.  The value of any part of such payment to be made in securities or other assets of the Corporation shall be the value employed in determining the redemption price.  Payment of the redemption price shall be made on or before the seventh day following the day on which the shares are properly presented for redemption hereunder, except that delivery of any securities included in any such payment shall be made as promptly as any necessary transfers on the books of the issuers whose securities are to be delivered may be made.

The Corporation, pursuant to resolution of the Board of Directors of the Corporation, may deduct from the payment made for any shares redeemed a liquidating charge not in excess of five percent (5%) of the redemption price of the shares so redeemed, and the Board of Directors may alter or suspend any such liquidating charge from time to time.

(e)         Redemption of shares of stock by the Corporation is conditional upon the Corporation having funds or property legally available therefor.

(2)           The Corporation, either directly or through an agent, may repurchase its shares, out of funds legally available therefor, upon such terms and conditions and for such consideration as the Board of Directors of the Corporation shall deem advisable, by agreement with the owner at a price not exceeding the net asset value per share as determined by the Corporation at such time or times as the Board of Directors shall designate, less a liquidating charge not to exceed five percent (5%) of such net asset value, if and as fixed by resolution of the Board of Directors from time to time, and take all other steps deemed necessary or advisable in connection therewith.

(3)           The Corporation, at its option, pursuant to resolution of the Board of Directors of the Corporation, may cause the redemption, upon the terms set forth in such resolution and in paragraphs (1) (a) through (e), (4) and (5) of this Article EIGHTH, of shares of stock owned by stockholders whose shares have an aggregate net asset value of less than such amount as may be fixed from time to time by the Board of Directors.  The Corporation also may so cause the redemption of outstanding shares of stock of any class if the Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to discontinue issuance of shares of stock of such class.  Notwithstanding any other provision of this Article EIGHTH, if certificates representing such shares have been issued, the redemption price need not be paid by the Corporation until such certificates are presented in proper form for transfer to the Corporation or the agent of the Corporation appointed for such purpose; however, the redemption shall be effective, in accordance with the resolution of the Board of Directors, regardless of whether or not such presentation has been made.

(4)           The obligations set forth in this Article EIGHTH may be suspended or postponed as may be permissible under the 1940 Act, and the rules and regulations thereunder.

(5)           The Board of Directors of the Corporation may establish other terms and conditions and procedures for redemption, including requirements as to delivery of certificates evidencing shares, if issued.

NINTH:  All persons who shall acquire stock or other securities of the Corporation shall acquire the same subject to the provisions of the Corporation's Charter, as from time to time amended.

TENTH:  From time to time any of the provisions of the Charter of the Corporation may be amended, altered or repealed, including amendments which alter the contract rights as expressly set forth in the Charter of any class of stock outstanding, and other provisions authorized by the Maryland General Corporation Law at the time in force may be added or inserted in the manner and at the time prescribed by said Law, and all rights at any time conferred upon the stockholders of the Corporation by its Charter are granted subject to the provisions of this Article TENTH and the reservation of the right to amend the Charter herein contained.

The undersigned acknowledges these Articles of Incorporation to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 8th day of December, 2014.

David Stephens, Incorporator

I hereby consent to the designation in this document as resident agent for this corporation.
THE CORPORATION TRUST INCORPORATED By: _________________________
Name: Title: